Filed pursuant to Rule 433 of the Securities Act, as amended
Issuer Free Writing Prospectus dated April 29, 2026
Relating to the Preliminary Prospectus dated April 29, 2026
Registration File No. 333-294994

C2

Built for Creators. Powered by Fans.

Forward-Looking Statements

This presentation contains forward-looking statements that involve substantial risk and uncertainties. All statements, other than statements of historical facts contained in this presentation, including statements regarding C2 Capital Group, Inc.'s (the "Company's" or "C2's") strategy, future, operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words " anticipate," "believe," "continue," "could," "depends," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project, " "target," "should," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. In addition, the forward-looking statements included in this presentation represent the Company's views. Subsequent events and developments may cause the Company's views to change. The company does not undertake and specifically disclaims any obligation to update or revise any forward-looking statements to reflect new information, future events or circumstances to reflect the occurrences of unanticipated events, expect as may be required by applicable law. These forward-looking statements should not be relied upon as representations the Company's views as of any date subsequent to the date of this presentation.

The Company has filed a registration statement (including a preliminary prospectus) on Form S-1, as amended (File No. 333-294994) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus in the Registration Statement, including the "Risk Factors" set forth therein, and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting the SEC's website at www.sec.gov.

The securities of the Company have not been registered under the Securities Act of 1933, as amended, or any other applicable securities law. The Company's securities have not been approved or disapproved by the SEC or any other regulatory or governmental authority, nor have any of the foregoing passed upon the accuracy or adequacy of the information presented. Any representation to the contrary is a criminal offense.

The presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The Company's securities may only be sold pursuant to an effective registration statement filed with the SEC.

This presentation contains proprietary information that is the property of the Company. Neither this presentation nor the proprietary information contained herein shall be published, reproduced, copied, disclosed or used for any other purpose, other than the review and consideration of this presentation.

Proposed Offering

Issuer	C2 Capital Group, Inc.
Ticker / Exchange	CCLV (NYSE American)
Offering Type	Initial Public Offering
Securities Issues	Common Stock
Diluted Shares Outstanding	~9,427,611
Offering Size	3,750,000 Shares
Over-allotment	562,500 Shares (15%)
Price Range	$4.00 – $5.00
Use of Proceeds	Primarily for product development and engineering; marketing and creator acquisition; platform infrastructure and cloud services; working capital and general corporate purposes; and legal, compliance, regulatory purposes.
Underwriter	D. Boral Capital LLC

C2 is a live social platform where creators compete, connect and earn

Go Live


9:41
Shelly
Chat...

Discover


9:41
Trending
Quinn
LenaLove
Derek
Shelly
Chloe
Jacob
GO LIVE

Connect


9:41
Quinn
@Quinn
37.1M
48.5M
1,245 wins
Just hanging out, talking about life, games and random thoughts. No script, just real vibes. Come say hey and chill with me for a bit

Earn


9:41
Richard
+50,000
Hannah
Gave you a Rocket!
GIFTS
BUY COINS
Chat...

Compete


9:41
Top 100
1
Quinn
2
Chloe
3
Hart
4
Derek
5
LivHayes
Brianne

Company Highlights

Breakout momentum backed by consistent revenue growth and strong market fit

Launched the C2 Live app in August, 2024

Strong early revenue ($4.9M)

$3.3M and $1.6M of revenues for the nine months ended December 31, 2025 and the year ended March 31, 2025[1]

Rapid creator adoption

As of December 31, 2025, our platform grew to approximately 43,300 creators[2]

1. We generate revenue through the redemption of prepaid virtual coins for virtual gifts during livestreams. While use of the platform is free, viewers send gifts to support content creators who host live video streams, participate in events, and gain visibility. Revenue is recognized when the virtual gifts are delivered to creators, representing the conversion of virtual coins into gifts. 2. Onboarded creators based on internal company data and estimates. They have not been reviewed or audited by an independent third party. Creators are defined as users who have streamed for a cumulative total of five minutes or longer.

Problem

Content creators struggle to earn

Creators face increasing challenges monetizing their content.



- **Algorithms hide content**
  Organic reach limited to 1–3.5% of followers.[1]
- **Limited ways to earn**
  Fans lack direct and easy ways to support creators.
- **Creator burnout**[2]
  Content creation is a grind; tired of chasing trends and algorithms.

1. Socialinsider: "Social Media Reach", March 12, 2025: https://www.socialinsider.io/ blog/social-media-reach 2. Agility PR Solutions: "Influencer inhibitors: 4 out of 5 of content creators are burnt out, struggle with mental health", October 2022: https://www.agilitypr.com/pr-news/ social-media-influencer-marketing/ influencer-inhibitors-4-out-of-5-of-content-creators-are-burnt-out-struggle-with-mental-health

C2 maximizes fun and profit for creators

High-Impact Gifting + **Gamified Monetization** + **Multiple Ways to Earn**

High-Impact Gifting

We turn reactions into revenue

- Our virtual gifts spark real emotional reactions
- We use sound, animation, surprise and humor to create shareable, memorable moments



9:41
RyanMilo
+2,000
Chat...
9:41
Marlee
+450
Chat...
9:41
Julia
+5,000
Chat...

Gamified Monetization 🏆

We use competition to fuel engagement and growth

Platform-wide gamification:

- Live contests
- Referral rewards
- Performance bonuses
- Creator leaderboards
- Timed challenges
- Gifter competitions
- Community tournaments
- Elite badge auditions



9:41
Top 100
Gems
All Time
1 Quinn ELITE
LIVE
2 Chloe ELITE
LIVE
3 Hart ELITE
4 Derek ELITE
LIVE
5 LivHayes ELITE
Brianne
Rachel
VS
Daria
5,820
6,715
1:26
CringeCween
Obsessed with this vibe
NOT the sparkly dragon slay fit
TheRealNico
That's final boss energy, I'm scared
RoyalT
Gave Daria a Zombie
Fantasia
omg love it!!!!
Lucas
Gave Rachel a Monster Truck
StellaBrats joined
Chat...

Multiple Ways to Earn 💎

We help creators maximize their earnings potential

Now:

- Virtual gifts
- Agency commissions
- Support a creator
- Elite badge contracts

Future:

- Subscriptions
- Direct-to-fan
- Live shopping


9:41
My Agency
GEM STARS AGENCY
Gem Stars
Join my agency and monetize your LIVE with expert guidance, branding and community support!
Owner: @GemStarsAgency
Members: 182
All Time
JessJones
320,915
ZoeXP
175,900
sammy_k
Yasmine
Earnings
9:41
Monique
+2,000
BrettP
Gave you a Jet Ski!
5,925
GIFTS
ITEMS
BUY COINS
ALL
LUCKY
NEW
FLIRT
LUXURY
VEHICLES
600
400
1,000
18,000
500
2,000
4,000
Chat...

Growth Strategy

Momentum driven by creator-led flywheel

We're not dependent on paid advertising.

Early traction

- Driven by word of mouth
- Creator acquisition
- Agencies
- Referrals

Planned expansion

- Invest in digital advertising
- Social media
- Influencer partnerships
- Sponsorships
- SEO



CREATORS
GIFTERS
AGENCIES
COMMISSIONS
GIFTING
EARNINGS
ORGANIC REFERRALS

Market Opportunity

One platform. Three markets. $1T+ opportunity.

Our goal is to unite live entertainment, shopping, and direct-to-fan services into one real-time platform.

Live Streaming[1]

$605B

$87.8B in 2024
Projecting $605.2B by 2033

Creator Economy[2]

$528B

$127.6B in 2023
Projecting $528.4B by 2030

Live Commerce[3,4]

$2T

$65B in 2025
Projecting $2T by 2030

1. Spherical Insights – Live Streaming Market Size and Forecast: https://www.sphericalinsights.com/reports/live-commerce-market
2. Exploding Topics – Creator Economy Market Size: https://explodingtopics.com/blog/creator-economy-market-size
3. Axios – Exclusive: The cities leading live-shopping's boom: https://www.axios.com/2025/12/08/cities-leading-live-shopping-boom. Market size estimates are based on third-party reports and subject to change. C2 Live does not operate in the full scope of these categories today. 4. Excludes China

Ready to scale and optimized for creator communities

Developed in-house

All core application code, APIs and analytics developed and owned internally

Best-in-class video delivery

Integrated streaming APIs for ultra-low latency, high-quality video

Scalable cloud infrastructure

Built for speed, scalability, and real-time mobile performance

Built by a seasoned engineering team of experts in live streaming, cloud scalability, and social video.

We're building a category-defining product

Each phase builds toward a fully monetized, creator-first ecosystem – starting with engagement, scaling with gamification, and unlocking commerce.

Current	Sharable Content • Loyalty Tiers • Category Expansion
Up Next	Subscriptions • Tournaments • Localization
Future	Live Commerce • Direct-to-Fan Storefronts

Roadmap subject to change

Leadership Team

Proven operators with a track record of success

Core team built and scaled two successful social video platforms.

Name	Role	Background
Lamont Wilcott	Chief Executive Officer	Former COO Keek & Clover. 30+ years in consumer tech. Social product and global growth expert.
Jonathan Honig	President, Principal Executive Officer and Chairman	Titan Fund manager. Former Ramius Capital Head Trader. Deep public markets expertise.
Geoff Kendall	Chief Product Officer	Former CDO Keek & Clover. Veteran product designer with 30+ years in print, mobile, and social innovation.
Adam Berk	Director	Former CEO Grubhub (Osmio), Driven Deliveries, Stem, Irwin ($130M sales). Current CEO One Bullion.
Melony Valleau	Chief Financial Officer	20+ years in public company finance (Numinus, MedMen). SEC & restructuring expertise.
Sari Gabay	Director	Co-founder of Gabay & Bowler. Expert in commercial law, IP, employment, and insurance regulation.
Muntasir Mohiuddin	Chief Technology Officer	Technical architect of Clover. Expert in mobile, data, and streaming infrastructure with 15+ years experience.
Maxine Hochhauser	Director	Proven C-level operator with deep experience in scaling businesses, growth strategy, and execution.

C2

If you’re interested in learning more and would like to invest, contact us here:

Lamont Wilcott
CEO
lamont@c2live.co

Jonathan Honig
President, Principal Executive Officer and Chairman
jonathan@c2live.co